UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

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☐Definitive Proxy Statement

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☐Soliciting Material Under §240.14a-12

Nutex Health Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED JUNE 26, 2025 TO
PROXY STATEMENT DATED JUNE 2, 2025

This document is a supplement dated June 26, 2025 (the “Supplement”) to the proxy statement dated June 2, 2025 and first mailed to stockholders of Nutex Health Inc. (the “Company”) on or about June 2, 2025, as supplemented on June 3, 2025 (as so supplemented, the “Proxy Statement”) in connection with its annual meeting (as the same may be adjourned or postponed, the “Annual Meeting”) of common stockholders of the Company which will be held on July 14, 2025 at 10:00 a.m., Central Time for the following purposes:

1.	To re-elect the following members of our Board of Directors:

Thomas T. Vo, Warren Hosseinion, Cheryl Grenas, Michael L. Reed, Scott J. Saunders and Kelvin Spears; and to elect Frank E. Jaumot as a new member of our Board of Directors;

each to serve as directors and to hold office for a one-year term to expire at the 2026 annual meeting of stockholders or in the case of their resignation or removal, until their successors are duly elected and qualified;

2.	To vote in an advisory capacity concerning the Company’s executive compensation;
3.	To approve an amendment (the “Amendment Proposal”) to the Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance under the Plan by 1,100,000 and to allow the number of shares available for issuance under the Plan to automatically increase on January 1 of each year, in an amount equal to 5% of the number of shares outstanding at December 31 of the previous fiscal year, provided that the Board may decide that there shall be no or a lesser increase;
4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
5.	To consider and vote upon such other business as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

INTRODUCTION AND EXPLANATORY NOTE

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement, and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates, or conflicts with information contained in the Proxy Statement, the information in this Supplement supersedes the information in the Proxy Statement.

The purpose of this Supplement is to supplement the Proxy Statement to provide additional tabular disclosure of the anticipated dilutive effect of the Amendment Proposal, provide related historical burn rate disclosure, in line with the scoring criteria used by certain proxy advisors, and to correct minor typographical errors (the “Supplemental Disclosures”). Except as described in this Supplement, the information provided in the Proxy Statement is not amended, supplemented, or otherwise modified.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

SUPPLEMENTAL DISCLOSURES

All paragraph headings and page references refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments.

Supplemental Information to:

PROPOSAL 3: AMENDMENT TO THE 2023 EQUITY INCENTIVE PLAN

The first and second paragraph under the section entitled “The 2023 Plan Requires Additional Shares to Meet Our Forecasted Needs” is hereby amended and supplemented by adding the following bolded language and deleting the strikethrough language on page 25 of the Proxy Statement:

We currently forecast, over a three-year period and based on our three-year average, granting equity awards representing approximately 30,000 Shares per year ~~(over a three-year period),~~ or approximately 0.54% of our Shares outstanding as of May 16, 2025. Such estimate does not include any additional grants we expect to make to our employees in connection with the anticipated opening of new hospitals to carry out our growth strategy. We also anticipate Share forfeitures and cancellations of approximately 6,000 Shares over this period, based on our historic rates.

If our expectation for grants and forfeitures is accurate, our net grants (grants less forfeitures and cancellations) over the next year would be approximately 24,000 Shares, or approximately 0.43% of our Shares outstanding as of May 16, 2025. As a result, the actual number of shares issued under the 2023 Equity Incentive Plan may be substantially less than the 1,100,000 share reserve we are seeking our stockholders to approve.

The following supplemental disclosure is added at the end of the last paragraph on page 31 of the Proxy Statement:

Dilution and Burn Rate

We are seeking approval of an increase of 1,100,000 of shares available over the 10-year term of our 2023 Equity Incentive Plan, or the eight remaining years until 2033. If approved, the number of shares available may increase on January 1 of each year, in an amount equal to the lesser of (i) 5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board (for the text of the proposed Amendment, see Annex A to the Proxy Statement), provided that the Board may decide that there shall be no increase. As the plan administrator, the Board recognizes that equity awards dilute existing stockholders, and, therefore, is mindful to responsibly manage the growth of our equity compensation program. The Board is committed to effectively monitoring our equity compensation share reserve, including the amount of expected future award issuances, to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, directors and consultants.

Further, the Board has delegated the administration of the 2023 Equity Incentive Plan to its Compensation Committee, which is comprised solely of directors meeting the independence standards of Nasdaq and the SEC and as such is independent from management. As stated on page 23 of the Proxy Statement, the Compensation Committee ensures that the Company’s compensation programs are aligned with the interests of the Company’s stockholders and the Company’s business goals in order to attain our ultimate objective of increasing stockholder value.

For fiscal year 2024, the Board and the Compensation Committee engaged Mercer, a national compensation consulting firm, to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair (see page 16 of the Proxy Statement). In addition, the Company must have shares available for awards to its growing number of employees to execute its growth strategy. In each of 2023 and 2024, we opened four new hospitals per year, and we expect to continue our growth strategy at similar levels, which will necessitate the issuance of incentive awards to our anticipated new employees. We cannot predict the ultimate number of shares that will be issued under the 2023 Equity Incentive Plan over its remaining term, and such number may be substantially less than the 1,100,000 share reserve we are seeking our stockholders to approve.

The following table illustrates the potential dilutive impact of the maximum of possible future equity awards under the proposed increase until the termination of the 2023 Equity Incentive Plan in 2033, based on 5,565,679 shares of Common Stock outstanding as of May 12, 2025, excluding the potential annual increase of up to 5% of then outstanding shares, which increase is solely at the discretion of our Board of Directors. The number of actual future awards and related share issuances under the 2023 Equity Incentive Plan is determined by both the value of incentive compensation attributed by the independent Compensation Committee to an executive officer or employee, and the trading price of the Company’s stock at the date of each respective grant.

Share Authorization Available over the Duration of the Plan	Shares/Securities	Overall Equity Dilution: Percentage of Shares Outstanding(5)	Annual Equity Dilution(7)

Shares currently available for future awards under the Plan(1)	6,620(2)	0.12%	n/a
Requested Share increase pursuant to the proposed Amendment	1,100,000(3)	19.76%	2.47%
Shares authorized for future awards after approval of Proposed Amendment	1,106,620	19.88%(6)	2.48%
Number of securities to be issued upon exercise of outstanding options, warrants and rights under all equity plans(4)	358,432	6.44%	n/a

(1)	Reflects Shares currently available under the Plan, which is the only equity plan available to make equity awards to our executives and directors, as of March 31, 2025. Includes Shares available for awards to our non-employee directors. Excludes securities to be issued upon exercise of outstanding options, warrants and other rights.
(2)	Includes the remaining balance of 55,115 shares made available for grant based on the January 1, 2025 annual increase approved by the Board.
(3)	Does not include any shares issuable pursuant to the 5% evergreen provision, which is at the sole discretion of the Board.
(4)	Consists of 203,637 warrants outstanding at March 31, 2025 with a weighted average exercise price of $97.68 and a weighted average term of 3.76 years. Also includes 19,765 options outstanding as of March 31, 2025, with a weighted average exercise price of $331.40 and a weighted average remaining contractual life of 5.72 years. Further, includes 135,030 unvested restricted stock units.
(5)	As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, there were 5,565,679 shares of our Common Stock outstanding as on May 12, 2025.
(6)	Available for awards over the remaining life of the Plan, or 138,327 (2.48%) per year.
(7)	Over the remaining life of the 2023 Equity Incentive Plan until 2033, or eight years.

The following table provides information regarding our historical annual “burn rate” for the past three years:

	Stock Options Granted	RSUs Granted	Total Awards Granted	Weighted Average Shares Outstanding(4)	Burn Rate(5)
2022(1)	24,160	–	24,160	4,232,518	0.57%
2023(2)	–	4,028	4,028	4,408,320	0.09%
2024	–	119,513	119,513	5,373,452	2.22%(6)
Three Year Average(3)	8,053	41,180	49,234	4,671,430	1.05%

(1)	All 2022 options grants were made in connection with the April 1, 2022 merger.
(2)	The 2023 grants were reflective of the financial performance of the Company in 2023.
(3)	In 2025, the Company granted 60,365 RSUs with respect to 2024, representing a burn rate of 1.08% in 2025 to date.
(4)	Weighted average shares are based on diluted weighted average shares outstanding.
(5)	According to the ISS United States Equity Compensation Plans FAQs issued on December 16, 2024, among Russell 3000 companies, the Burn Rate Benchmark for Health Care Equipment & Services companies is 3.79% per year.
(6)	In 2024, 3,122 RSUs were forfeited, resulting in a net grant of 116,391 RSUs, or a forfeiture-adjusted burn rate of 2.17%.

Stock-Based Compensation

As required under the accounting rules, in its Form 10-Q for the period ended March 31, 2025, the Company refers to both the awards made under the 2023 Equity Incentive Plan and the Additional Merger Shares (as defined below) as “Stock-Based Compensation.”

The Proxy Statement relates solely to the equity incentive compensation available for grant to officers, directors and employees of the Company under the 2023 Equity Incentive Plan. Separately, the Company may be required to issue additional shares, if any, to former owners of certain hospitals that were transferred to Nutex Health Holdco LLC (“Nutex Holdco”) in 2022 (the “Additional Merger Shares”). On April 1, 2022, in connection with the merger (“Merger”) of Nutex with a subsidiary of Clinigence Holdings, Inc., varying ownerships interests in certain hospitals were transferred to Nutex Holdco. A number of these hospitals had not become operational on April 1, 2022, the date of the Merger. The parties agreed, and the stockholders approved on April 1, 2022, the potential one-time payment of additional Merger consideration in the form of Additional Merger Shares to the former hospital owners based on the 12-month operational performance of such hospitals as determined at the end of a period ending 24 months after a particular hospital became operational. The formula to be used in the determination of the number of Additional Merger Shares was disclosed in the Merger proxy statement filed with the SEC on February 14, 2022, including its cover page, and in the Company’s subsequent periodic filings. The number of Additional Merger Shares to be issued is determined based on final operational results and the trading price of common stock at the end of the respective hospital’s 24-month operational period. As disclosed on page 17 of the Company’s Quarterly Report on Form 10-Q, filed on May 13, 2025, in “Note 10 – Stock Based Compensation” to the Company’s Condensed Consolidated Financial Statements (Unaudited), the Company accrues the cost of these obligations based on the probable outcome of these performance obligations. The Company recognized stock-based compensation expense related to these future obligations to former owners of certain hospitals for three months ended March 31, 2025 and March 31, 2024, of $36.0 million and $0 million, respectively, based on its current estimates of future obligations to the former owners of such hospitals.

The headings on Pages 8, 23,24 and 33 are hereby amended and supplemented as follows:

Proposal Headings on Pages 8, 23, 24 and 33

With the exception of the incorrect numbering in the headings on pages 8, 23, 24 and 33, all proposals are correctly identified throughout the Proxy Statement, including the proxy card. Due to a word processing coding error with the heading of Proposal 1 on page 8, the headings of each proposal were subsequently erroneously renumbered. The headings to each proposal – on pages 8, 23, 24 and 33 – are hereby amended and supplemented to read correctly as follows.

Page 8: PROPOSAL 1: ELECTION OF DIRECTORS

Page 23:	PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Page 24:	PROPOSAL 3: AMENDMENT TO THE 2023 EQUITY INCENTIVE PLAN
Page 33:	PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM